Exhibit 99.1

  Star Gas Partners, L.P. Reports Fiscal 2006 Third Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Aug. 9, 2006--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2006 third quarter, and the nine-month period ended June 30, 2006. On December 17, 2004, the Partnership sold its propane segment and the historical results of the propane segment are accounted for as discontinued operations in the Partnership's financial statements. On April 28, 2006, the Partnership completed its previously announced recapitalization in which $57.7 million in equity was raised, $65.3 million in debt was repaid and $26.9 million in debt was converted into common equity.
    For the fiscal 2006 third quarter, Star reported a 5.6 percent decrease in total revenues to $191.5 million, compared to total revenues of $202.8 million in the year ago period, as a reduction in volume of home heating oil more than offset the impact of higher selling prices. The home heating oil volume decline was due to 22.3 percent warmer temperatures, net customer attrition and other factors. Selling prices were higher due to the increase in the wholesale cost of home heating oil and the Partnership's more disciplined pricing strategy. Average wholesale home heating oil product costs increased
32.9 percent to $1.90 per gallon for the fiscal 2006 third quarter, compared to $1.43 for the prior year period. Home heating oil volume for the fiscal 2006 third quarter declined 30.1 percent, year-over-year, from 65.8 million gallons to 46.0 million gallons.
    For the fiscal 2006 third quarter, Star lost approximately 5,800 accounts (net), or 1.3 percent of its home heating oil customer base, as compared to the fiscal 2005 third quarter in which Star lost 7,400 accounts (net), or 1.5 percent of its home heating oil customer base. For the twelve months ended June 30, 2006, Star's net customer attrition rate was 8.3 percent, which compares to 7.1 percent, 6.4 percent and 1.5 percent for fiscal 2005, fiscal 2004 and fiscal 2003, respectively. The Partnership expects that home heating oil volume sold for the remainder of fiscal 2006 will be less than in the comparable period in fiscal 2005 due to net customer attrition.
    Home heating oil per gallon margins for the fiscal 2006 third quarter rose by 10.4 cents per gallon, versus the corresponding fiscal 2005 period due largely to an increase in the margins realized on sales to price-protected customers when compared to the margins experienced during the fiscal 2005 third quarter and the Partnership's decision in the fourth quarter of fiscal 2005 and continuing into fiscal 2006 to maintain reasonable profit margins on both variable and price-protected customers in spite of competitors' aggressive pricing tactics. Star does not expect to achieve a comparable increase in per gallon margins for the remainder of fiscal 2006.
    The service results improved by $1.3 million from a profit of $0.4 million (0.6 cents per gallon) for the fiscal 2005 third quarter, to a $1.7 million profit (3.6 cents per gallon) for the fiscal 2006 third quarter.
    Total operating expenses (delivery, branch, general and administrative) decreased by $3.7 million, or 6.8 percent, to $51.4 million for the fiscal 2006 third quarter, as compared to $55.1 million for the prior year's quarter. Operating expenses were favorably impacted by an estimated $3.3 million decrease in certain variable operating expenses related to the decline in home heating oil volume, a reduction in marketing expenses of $0.7 million and a decline in certain expenses incurred in the fiscal 2005 third quarter such as $1.4 million for first year compliance with Sarbanes-Oxley and severance costs of $0.6 million, which were not repeated during the third quarter of fiscal 2006. Insurance expense for the fiscal 2006 quarter was higher by $3.2 million than the prior year's comparable period largely due to the adverse adjudication of two large worker's compensation claims.
    In the fiscal 2006 third quarter, the operating loss increased by $0.9 million to a $24.3 million loss, as compared to an operating loss of $23.4 million for the fiscal 2005 third quarter, as the reduction in total operating costs (including depreciation and amortization) of $7.3 million and increase in net service profitability of $1.3 million were more than offset by a decrease in product gross profit of $6.2 million and an increase in insurance expense of $3.2 million.
    For the fiscal 2006 third quarter, interest expense decreased $3.0 million to $5.8 million, as compared to $8.8 million for the fiscal 2005 third quarter due to a lower principal amount in total debt outstanding of approximately $148.8 million. Total debt declined due to the recapitalization and lower working capital borrowings.
    For the three months ended June 30, 2006, the net loss increased by $6.8 million, to a $36.1 million loss, compared to a net loss of $29.3 million for the three months ended June 30, 2005, as a reduction in net interest expense of $3.2 million was more than offset by the increase in the operating loss of $0.9 million, a $6.6 million net charge recorded on the early redemption ($65.3 million) and conversion into equity ($26.9 million) of the Partnership's 10.25% senior notes, and a change in income taxes of $2.9 million. During the fiscal 2006 third quarter, the Partnership recorded an income tax expense of $0.5 million, as compared to a $2.4 million benefit recorded in the fiscal 2005 third quarter.
    For the three months ended June 30, 2006, EBITDA loss increased $7.8 million to $22.5 million, as compared to an EBITDA loss of $14.7 million for the three months ended June 30, 2005, as the lower volume resulted in a decline in home heating oil gross profit of $11.4 million (of which approximately $7.1 million is weather-related), an increase in insurance expense of $3.2 million and a $6.6 million charge recorded for early debt redemption more than offset the impact of 10.4 cents per gallon higher home heating oil margins ($4.8 million), a reduction in total operating expenses of $6.9 million and an increase in service and installation profitability of $1.3 million. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to accrue the Minimum Quarterly Distribution until October 1, 2008.
    Star Gas Partners Chief Executive Officer Joseph Cavanaugh, stated, "Our fiscal 2006 third quarter results reflect the impact of warmer than normal weather experienced in April and May 2006, continued volatility of oil supply prices and efforts by customers to conserve energy in a period of unprecedented high prices. On a positive note, our 1.3 percent attrition rate for the quarter was lower than both the 2.2 percent rate in the fiscal second quarter of 2006, as well as the 1.5 percent rate we experienced in the year-ago period. We are now able to seek out complementary acquisitions and have a considerably less-leveraged balance sheet than prior to the completion of the recapitalization."
    For the nine-month period ended June 30, 2006, Star achieved a 3.3 percent increase in revenues to $1,145.0 million, compared to $1,108.8 million in the corresponding prior-year period as increases in selling prices more than offset a decline in product sales due to lower volume.
    During the first nine months of fiscal 2006, home heating oil volume declined 93.3 million gallons, or 20.6 percent, from 453.1 million gallons to 359.7 million gallons. The home heating oil volume decline was due to 11.6 percent warmer temperatures, net customer attrition and other factors. For the nine months ended June 30, 2006, Star lost 22,700 accounts (net), or 5.1 percent of its home heating oil customer base, as compared to the nine months ended June 30, 2005 in which Star lost 19,300 accounts (net), or 3.9 percent of its home heating oil customer base. The principal change in performance was a reduction of 7,000 new customer gains, partially offset by 3,600 fewer customer losses. The reduction in new customer gains can be attributed to: (i) higher minimum profitability standards for new customers in fiscal 2005 and fiscal 2006; (ii) a reduction in mass market advertising spending, which attracted transient customers in the past;
(iii) continued customer price sensitivity due to high energy prices; and (iv) increased new customer credit quality standards. We expect that net customer attrition will continue through the balance of fiscal 2006 and perhaps beyond.
    The service results improved by $5.4 million from a loss of $10.3 million (2.3 cents per gallon) for the first nine months of fiscal 2005 to a loss of $4.9 million (1.4 cents per gallon) for the first nine months of fiscal 2006.
    Home heating oil per gallon margins for the first nine months of fiscal 2006 increased by 13.4 cents versus the corresponding period in fiscal 2005, due largely to the increase in margins realized on sales to price protected accounts and an increase in the margin realized on variable priced customers.
    Total operating expenses (delivery, branch, general and administrative) decreased by $38.9 million, or 17.7 percent, to $181.1 million for the first nine months of fiscal 2006. This decrease was due to lower bridge and financing expenses of $10.9 million, a $6.1 million reduction in marketing expenses, a $6.1 million reduction in legal and compliance costs, the receipt of $4.4 million in weather insurance proceeds (which lowered operating expenses), a decrease in certain variable operating expenses directly associated with the 20.6 percent decline in home heating oil volume (estimated to be $7.8 million), $3.8 million lower compensation expense related to separation agreements recorded in the first nine months of fiscal 2005 with former executives of the Partnership and other expense reductions of $4.4 million. These improvements were reduced by higher director's and officer's liability insurance expense of $1.1 million, and $1.4 million of legal and professional expense relating to our exploring our financial options. In the fiscal 2005 first quarter, the decline in the unit price for senior subordinated units resulted in reversing previously recorded compensation expenses of $2.2 million, which lowered total operating costs in the nine months ended June 30, 2005.
    For the nine months ended June 30, 2006, operating income increased by $109.7 million to $47.9 million, as compared to an operating loss of $61.8 million for the nine months ended June 30, 2005. This increase was due to an increase in net service and installation profitability of $5.4 million, lower delivery, branch and general administrative expenses of $38.9 million, lower depreciation and amortization of $2.1 million, and the non-recurrence of a $67.0 million goodwill impairment charge recorded in the nine months ended June 30, 2005, reduced by lower product gross profit of $3.7 million.
    For the nine months ended June 30, 2006, net income decreased by $1.0 million to $20.0 million, as compared to $21.0 million for the nine months ended June 30, 2005, as an increase in net service and installation profitability of $5.4 million, $38.9 million lower operating expenses, a $7.9 million reduction in net interest expense and a $2.1 million decline in depreciation and amortization costs were more than offset by a $3.7 million reduction in product gross profit and the positive impact on net income ($51.6 million in total) of certain non-routine transactions/events occurring primarily in the nine months ended June 30, 2005, which had a greater impact than in the nine months ended June 30, 2006. These transactions/events include goodwill loss impairment of $67.0 million, change in loss on redemption of debt of $35.5 million, income (loss) attributable to sold operations of $151.2 million and the cumulative effect of changes in accounting principle.
    EBITDA for the nine months ended June 30, 2006 increased $143.1 million to $66.1 million, as compared to an EBITDA loss of $77.0 million for the nine months ended June 30, 2005. This increase was due to the 13.4 cents increase in home heating oil gross profit margins ($48.1 million), a reduction in net service loss of $5.4 million, $38.9 million lower operating expenses, reduced in part by the decline in home heating oil gross profit of $51.9 million (of which $27.0 million was weather-related). The nine-month comparison was also favorably impacted by a change in loss on redemption of debt of $35.5 million and the non-recurrence of a $67.0 million goodwill impairment charge recorded in the nine months ended June 30, 2005. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to accrue the Minimum Quarterly Distribution until October 1, 2008. If the Partnership elects to commence making distributions of available cash before October 1, 2008, minimum quarterly distributions will start accruing at that earlier date.

    REMINDER: Star Gas management will host a conference call and webcast today at 1:00 p.m. (ET). Conference call dial-in is 800/313-6624 or 415/908-6225 (international callers). A webcast is also available at www.star-gas.com and at www.vcall.com

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K/A for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)                                  Sept. 30,   June 30,
                                                  2005        2006
                                               ----------- -----------
ASSETS
Current assets
 Cash and cash equivalents                     $   99,148  $   66,429
 Receivables, net of allowances of $8,433 and
  $8,142, respectively                             89,703     111,478
 Inventories                                       52,461      66,717
 Prepaid expenses and other current assets         70,120      48,176
                                               ----------- -----------
  Total current assets                            311,432     292,800
                                               ----------- -----------

Property and equipment, net                        50,022      42,939
Long-term portion of accounts receivables           3,788       3,831
Goodwill                                          166,522     166,522
Intangibles, net                                   82,345      66,000
Deferred charges and other assets, net             15,152      11,561
Long-term assets held for sale                          -       1,091
                                               ----------- -----------
  Total Assets                                 $  629,261  $  584,744
                                               =========== ===========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Accounts payable                              $   19,807  $   16,007
 Working capital facility borrowings                6,562           -
 Current maturities of long-term debt                 796          97
 Accrued expenses                                  56,553      67,923
 Unearned service contract revenue                 36,602      36,254
 Customer credit balances                          65,287      39,596
                                               ----------- -----------
  Total current liabilities                       185,607     159,877
                                               ----------- -----------

Long-term debt                                    267,417     174,155
Other long-term liabilities                        31,129      31,535

Partners' capital (deficit)
 Common unitholders                               144,312     233,972
 Subordinated unitholders                          (8,930)          -
 General partner                                   (3,936)       (101)
 Accumulated other comprehensive income (loss)     13,662     (14,694)
                                               ----------- -----------
  Total Partners' capital                         145,108     219,177
                                               ----------- -----------

  Total Liabilities and Partners' Capital      $  629,261  $  584,744
                                               =========== ===========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except
 per unit data)          Three Months Ended       Nine Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                          2005        2006        2005        2006
                       ----------- ----------- ----------- -----------
Sales:
 Product               $  157,870  $  148,742  $  965,858  $1,003,408
 Installations and
  service                  44,898      42,772     142,921     141,607
                        ----------  ----------  ----------  ----------
  Total sales             202,768     191,514   1,108,779   1,145,015
Cost and expenses:
 Cost of product          117,803     114,900     703,448     744,741
 Cost of installations
  and service              44,522      41,112     153,231     146,468
 Delivery and branch
  expenses                 47,285      46,543     183,408     163,458
 Depreciation and
  amortization
  expenses                  8,773       8,436      26,916      24,846
 General and
  administrative
  expenses                  7,833       4,853      36,593      17,647
 Goodwill impairment
  loss                          -           -      67,000           -
                        ----------  ----------  ----------  ----------
  Operating income
   (loss)                 (23,448)    (24,330)    (61,817)     47,855
Interest expense           (8,777)     (5,787)    (28,723)    (21,285)
Interest income             1,531       1,704       2,966       3,411
Amortization of debt
 issuance costs              (623)       (595)     (1,928)     (1,868)
Loss on redemption of
 debt                           -      (6,603)    (42,082)     (6,603)
                        ----------  ----------  ----------  ----------
 Income (loss) from
  continuing
  operations before
  income taxes            (31,317)    (35,611)   (131,584)     21,510
Income tax expense
 (benefit)                 (2,400)        468      (1,400)      1,158
                        ----------  ----------  ----------  ----------
 Income (loss) from
  continuing
  operations              (28,917)    (36,079)   (130,184)     20,352
Loss from discontinued
 operations, net of
 taxes                          -           -      (4,552)          -
Gain (loss) on sale of
 discontined
 operations, net of
 taxes                       (404)          -     155,760           -
                        ----------  ----------  ----------  ----------
Income (loss) before
 cumulative effect of
 changes in accounting
 principles               (29,321)    (36,079)     21,024      20,352

Cumulative effect of
 changes in accounting
 principles-   change
 in inventory pricing
 method                         -           -           -        (344)
                        ----------  ----------  ----------  ----------
  Net income (loss)    $  (29,321) $  (36,079) $   21,024  $   20,008
                        ==========  ==========  ==========  ==========
General Partner's
 interest in net
 income (loss)         $     (265) $     (200) $      189  $      305
                        ----------  ----------  ----------  ----------
Limited Partners'
 interest in net
 income (loss)         $  (29,056) $  (35,879) $   20,835  $   19,703
                        ==========  ==========  ==========  ==========
Basic and Diluted
 Income (loss) per
 Limited Partner Unit:
Continuing operations  $    (0.80) $    (0.56) $    (3.60) $     0.44
Discontinued
 operations                     -           -       (0.13)          -
Gain (loss) on sale of
 discontinued
 operations                 (0.01)          -        4.31           -
                        ----------  ----------  ----------  ----------
 Income (loss) before
  cumulative effect of
  changes in
  accounting
  principles                (0.81)      (0.56)       0.58        0.44
 Cumulative effect of
  changes in
  accounting
  principles- change
  in inventory pricing
  method                        -           -           -       (0.01)
                        ----------  ----------  ----------  ----------
  Net income (loss)    $    (0.81) $    (0.56) $     0.58  $     0.43
                        ==========  ==========  ==========  ==========

                       ----------- ----------- ---------- -----------
Weighted average
 number of Limited
 Partner units
 outstanding               35,857      63,944      35,799      45,250
                        ==========  ==========  ==========  ==========


                       SUPPLEMENTAL INFORMATION
                       ------------------------

Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA

                                               Three Months Ended
                                                    June 30,
                                              ---------------------
(in thousands)                                   2005       2006
                                               ---------  ---------
Income (loss) from continuing operations      $ (28,917) $ (36,079)
Plus:
 Income tax expense (benefit)                    (2,400)       468
 Amortization of debt issuance costs                623        595
 Interest expense, net                            7,246      4,083
 Depreciation and amortization expense            8,773      8,436
                                               ---------  ---------
           EBITDA                             $ (14,675) $ (22,497)(a)

Add/(subtract)
 Income tax expense                               2,400       (468)
 Interest expense, net                           (7,246)    (4,083)
 Provision for losses on accounts receivable      1,824      1,851
 Unrealized loss on derivative instruments       (4,494)       780
 Loss on redemption of debt                           -      6,603
 (Gain) loss on sales of fixed assets, net          (78)      (353)
 Change in operating assets and liabilities     119,555     90,573
                                               ---------  ---------

  Net cash provided by operating activities   $  97,286  $  72,406
                                               =========  =========


(a) Includes a net non-cash charge of $6.6 million related to early debt redemption.


                                                Three Months Ended
                                                     June 30,
                                               --------------------
                                                 2005       2006
                                               ---------  ---------
Home heating oil gallons sold (millions)           65.8       46.0


                       SUPPLEMENTAL INFORMATION
                       ------------------------

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA


                                               Nine Months Ended
                                                    June 30,
                                          ----------------------------
(in thousands)                               2005          2006
                                          -----------    ----------
Income (loss) from continuing operations   $(130,184)      $20,352
Plus:
 Income tax expense (benefit)                 (1,400)        1,158
 Amortization of debt issuance costs           1,928         1,868
 Interest expense, net                        25,757        17,874
 Depreciation and amortization expense        26,916        24,846
                                          -----------    ----------
           EBITDA                           $(76,983)(a)   $66,098 (b)

Add/(subtract)
 Income tax expense                            1,400        (1,158)
 Interest expense, net                       (25,757)      (17,874)
 Unit compensation expense                    (2,104)            -
 Provision for losses on accounts
  receivable                                   6,231         6,310
 Unrealized (gain) loss on derivative
  instruments                                 (1,322)          929
 Loss on redemption of debt                   42,082         6,603
 (Gain) loss on sales of fixed assets,
  net                                            (20)         (804)
 Goodwill impairment loss                     67,000             -
 Change in operating assets and
  liabilities                                (91,054)      (67,948)
                                           ----------    ----------

  Net cash used in operating activities     $(80,527)      $(7,844)
                                           ==========    ==========


(a) Includes $42.1 million related to early debt redemption and non-cash goodwill impairment charge of $67.0 million.

(b) Includes a net non-cash charge of $6.6 million related to early debt redemption.


                                              Nine Months Ended
                                                   June 30,
                                           ------------------------
                                             2005          2006
                                           ----------    ----------
Home heating oil gallons sold (millions)       453.1         359.7

    CONTACT: Star Gas Partners
             Investor Relations
             203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman / Steven Hecht, 212-835-8500
             SGU@jcir.com